UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2015

UR-ENERGY INC.

(Exact name of registrant as specified in its charter)

Canada	001- 33905	Not applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

10758 W Centennial Road, Suite 200
Littleton, Colorado	80127
(Address of principal executive offices)	(Zip code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 3, 2015, the Board of Directors (the “Board”) of Ur-Energy Inc. (the “Company”) approved and adopted By-Law No. 2 of the Company (the “Advance Notice By-Law”). The Advance Notice By-Law is effective immediately. The holders of common shares of the Company (the “Shareholders”) will be asked to confirm and ratify the Advance Notice By-Law at the Company’s next annual meeting of Shareholders. If the Advance Notice By-Law is not confirmed by an ordinary resolution at the annual meeting, it will be of no further force and effect and will terminate immediately.

The Advance Notice By-Law requires Shareholders to provide the Company with advanced notice of persons the Shareholder intends to nominate for election to the Board. The Advance Notice By-Law fixes a deadline by which director nominations must be submitted to the Company prior to any annual or special meeting of Shareholders and sets forth the information that a Shareholder must include in the notice to the Company for it to be in proper written form.

In the case of an annual meeting of Shareholders, notice to the Company must be made not less than thirty (30) and not earlier than sixty-five (65) days prior to the date of the annual meeting; provided, however, that if the first public announcement of the date of the annual meeting is less than fifty (50) days prior to the meeting, notice must be made not later than the tenth (10th) day following such public announcement.

In the case of a special meeting (which is not also an annual meeting) of Shareholders called for the purpose of electing directors, notice to the Company must be made not later than the close of business on the fifteenth (15th) day following the day on which the first public announcement of the date of the special meeting was made.

Other specifics regarding the advance notice procedures, including the required content of the notice, can be found in the Advance Notice By-Law, the full text of which is attached hereto as Exhibit 3.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
3.1	Ur-Energy Inc. By-Law No. 2, approved and adopted by the Board on February 3, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UR-ENERGY INC.

By:	/s/ Penne A. Goplerud
Name: Penne A. Goplerud
Title: Corporate Secretary and General Counsel

Date: February 6, 2015

EXHIBIT INDEX

Exhibit No.	Description
3.1	Ur-Energy Inc. By-Law No. 2, approved and adopted by the Board on February 3, 2015